Nicor Inc.
Form 10-K
Exhibit 10.26

FIRST AMENDMENT TO THE
CHANGE-IN-CONTROL AGREEMENT
BETWEEN
NICOR INC. AND RUSS M. STROBEL

     Pursuant to the Resolution adopted by the Compensation Committee of the Board of Directors of Nicor Inc. at its November 21, 2002 meeting, the Change-in-Control Agreement between Nicor Inc. and Russ M. Strobel, dated December 20, 2000 (the “Agreement”) is hereby amended in the following particulars, effective as of November 21, 2002:

1.	By adding the following at the end of subsection 5.1.6 of the Agreement:

“If the Executive participates in the Company’s nonqualified Supplemental Senior Officer Retirement Plan (“SSORP”), on the Termination Date (i) the Executive shall become fully vested in all contributions (and in any earnings applied to such contributions) made by the Company on behalf of the Executive under the SSORP or any successor plan, if applicable, and (ii) the Company shall immediately make an additional contribution to the SSORP of an amount equal to the product of (x) the Annual Deferral Percentage (as defined in the SSORP) used for the most recently completed SSORP Plan Year, times (y) the amount payable under subsection 5.1.1.4 of this Agreement.”

2.	By replacing subsection 11.15 of the Agreement in its entirety with the following:

“11.15 Entire Agreement. This Agreement and First Amendment hereto contain the entire understanding of the Company, Nicor Gas and the Executive with respect to its subject matter.”

     IN WITNESS WHEREOF, the Executive and the Company have executed this First Amendment as of November 22, 2002.

/s/ Russ M. Strobel

Russ M. Strobel

Nicor Inc.

By:	/s/ Thomas L. Fisher

Chairman and CEO